MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS OF MARCAM SOLUTIONS

     On April 28, 1997, the Board of Directors of Marcam Corporation (the "Company") decided to divide the Company into two separate publicly traded corporations: one of which will operate the portion of the business relating to the Company's PRISM, Protean and Avantis product lines, Marcam Solutions, Inc. ("Marcam Solutions"), and one of which will operate the portion of the business relating to its MAPICS product line, MAPICS, Inc. ("MAPICS"). To effect the separation, the Company will transfer to Marcam Solutions substantially all of the business, assets and liabilities relating to the PRISM, Protean and Avantis product lines and will contribute an aggregate of $39.0 million in cash to Marcam Solutions. Of this cash contribution, the Company currently expects that up to the total amount of the $39.0 million may initially be represented by a promissory note (the "Note"). All of the shares of common stock of Marcam Solutions will be distributed pro rata to the Company's stockholders of record on a date to be set by the Company's Board of Directors (the "Distribution"). In connection with the Distribution, the Company intends to change its name to "MAPICS, Inc." and will continue the operations relating to the MAPICS product line.

     The following discussion and analysis should be read in conjunction with "Marcam Solutions, Inc. Pro Forma Consolidated Financial Statements" and notes thereto included as Exhibit 99.1 to this Current Report on Form 8-K. The discussion herein contains forward-looking statements that involve risks and uncertainties, such as statements of Marcam Solutions' plans, objectives, expectations and intentions. The cautionary statements made herein should be read as being applicable to all related forward-looking statements wherever they appear herein. Marcam Solutions' actual results could differ materially from those discussed herein. Factors that could cause or contribute to such difference include, among others, recent operating losses, lack of liquidity, variability of quarterly results, challenge of developing new products and responding to technological change, dependence on IBM's AS/400 system and competition, as well as those discussed elsewhere herein.

     The following discussion and analysis relates to Marcam Solutions on a pro forma basis, giving effect to the Distribution. The unaudited pro forma consolidated financial data for Marcam Solutions included herein are presented as if Marcam Solutions had been operated as a separate entity, principally by deducting the financial position and operating results of MAPICS.


     The following table sets forth unaudited pro forma statement of operations data for Marcam Solutions for each of the four quarters in fiscal 1996 and the first two quarters in fiscal 1997 and the percentage of Marcam Solutions' total pro forma revenues represented by each item for the respective quarter. This unaudited pro forma quarterly information has been prepared on the same basis as the pro forma information presented in Exhibit 99.1 to this Current Report on Form 8-K and in Marcam Solutions' opinion, includes all adjustments necessary for a fair presentation of the information for the quarters presented. The pro forma operating results for any quarter are not necessarily indicative of results for any future period.

                                                                           Quarters Ended
                                         -----------------------------------------------------------------------------------
                                         Dec. 31,      Mar. 31,        June 30,       Sep. 30,     Dec. 31,     Mar. 31,
                                           1995          1996            1996           1996         1996         1997
                                         ----------   -------------   -------------   ----------   ----------   ------------
                                                                           (in thousands)

Operating Results:
Revenues:
 License   ...........................  $ 11,808       $   9,099          14,276     $ 12,613     $  5,992       $  6,764
 Services  ...........................    19,572          21,106          18,780       16,568       16,376         16,254
                                         --------      ---------       ---------      --------     --------      --------
   Total revenues   ..................    31,380          30,205          33,056       29,181       22,368         23,018
Operating expenses:
 Cost of license revenues ............     2,924           2,436           2,055        2,341        2,119          2,428
 Cost of services revenues   .........    14,520          16,976          14,210       12,635       11,429         11,081
 Selling and marketing ...............    13,411          13,608          14,198       11,432        9,671         10,639
 Product development   ...............     5,302           5,203           5,857        4,920        5,076          5,634
 General and administrative  .........     1,693           2,710           1,809        1,753        1,260          1,616
 Restructuring charges ...............        --              --           8,300        2,300           --             --
                                         --------      ---------       ---------      --------     --------      --------
   Total operating expenses  .........    37,850          40,933          46,429       35,381       29,555         31,398
                                         --------      ---------       ---------      --------     --------      --------
Operating loss   .....................    (6,470)        (10,728)        (13,373)      (6,200)      (7,187)        (8,380)
Litigation settlement  ...............        --          (3,250)             --           --           --             --
Interest and other income ............       380             555             260          248          322            293
Interest and other expense   .........      (968)           (969)           (953)      (1,248)      (1,022)        (1,013)
                                         --------      ---------       ---------      --------     --------      --------
Loss before income tax expense  ......    (7,058)        (14,392)        (14,066)      (7,200)      (7,887)        (9,100)
Income tax expense  ..................       784             988           1,022        1,366          880            832
                                         --------      ---------       ---------      --------     --------      --------
Net loss   ...........................   $(7,842)      $ (15,380)      $ (15,088)     $(8,566)     $(8,767)      $ (9,932)
                                         ========      =========       =========      ========     ========      ========
Percentage of Total Revenues:
Revenues:
 License   ...........................      37.6%           30.1%           43.2%         43.2%        26.8%         29.4%
 Services  ...........................      62.4            69.9            56.8          56.8         73.2          70.6
   Total revenues .....................    100.0           100.0           100.0         100.0        100.0         100.0
Operating expenses:
 Cost of license revenues  ............      9.3             8.1             6.2           8.0          9.5         10.6
 Cost of services revenues    .........     46.3            56.2            43.0          43.3         51.1         48.1
 Selling and marketing  ...............     42.7            45.0            43.0          39.2         43.2         46.2
 Product development    ...............     16.9            17.2            17.7          16.8         22.7         24.5
 General and administrative   .........      5.4             9.0             5.5           6.0          5.6          7.0
 Restructuring charges  ...............       --              --            25.1           7.9           --           --
                                         --------      ---------       ---------      --------     --------      --------
   Total operating expenses   .........    120.6           135.5           140.5         121.2        132.1        136.4
                                         --------      ---------       ---------      --------     --------      --------
Operating loss    .....................    (20.6)          (35.5)          (40.5)        (21.2)       (32.1)       (36.4)
Litigation settlement   ...............       --           (10.7)             --            --           --           --
Interest and other income  ............      1.2             1.8             0.8           0.8          1.4          1.3
Interest and other expense    .........     (3.1)           (3.2)           (2.9)         (4.3)        (4.6)        (4.4)
                                         --------      ---------       ---------      --------     --------      --------
Loss before income tax expense   ......    (22.5)          (47.6)          (42.6)        (24.7)       (35.3)       (39.5)
Income tax expense   ..................      2.5             3.3             3.1           4.7          3.9          3.6
                                         --------      ---------       ---------      --------     --------      --------
Net loss    ...........................    (25.0%)         (50.9%)         (45.7%)       (29.4%)      (39.2%)      (43.1%)
                                         ========      =========       =========      ========     ========      ========


     Foresight Software Divestiture. This financial data includes the results of Marcam Solutions' Foresight Software, Inc. ("Foresight") subsidiary through June 30, 1996, the date of divestiture. This divestiture resulted in reductions in revenues and expenses in the subsequent quarters. Revenues from Foresight for the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996 were $2.6 million, $5.4 million, and $3.1 million, respectively. Total direct expenses of Foresight for the same periods were $4.1 million, $5.6 million, and $4.4 million, respectively.

     License Revenues. License revenues are derived from licensing Marcam Solutions' Protean, PRISM and Avantis products. License revenues consist of one-time fees paid by customers when they initially license products. Additional license fee revenues are generated when customers license additional modules, upgrade the computers on which the products operate, or increase the number of licensed users. License revenues were $47.8 million for the fiscal year ended September 30, 1996 and $12.8 million for the six months ended March 31, 1997.

     While Marcam Solutions licensed Protean products to certain early adopters in 1994, 1995 and 1996, in the first two quarters of 1997 there were no significant Protean license revenues. Management believes that this circumstance was due to customers' preferences to purchase an integrated solution from a single vendor. In an effort to address this customer preference, Marcam Solutions introduced Release 2.1 of the Protean product on January 31, 1997, which expanded functionality and added the ability to integrate with certain other vendors financial applications. In addition, Marcam Solutions has announced the availability of Protean financial applications in late 1997 and Customer Order Management in mid-1998. Marcam Solutions believes this expanded functionality and ability to integrate with products from other software vendors provides Marcam Solutions with a competitive offering. Marcam Solutions expects to recognize license revenues from licensing Protean products during the fiscal quarter ending June 30, 1997.

     During the past six quarters, PRISM license revenues have varied significantly and generally have been declining. Quarterly license revenues fluctuate significantly due to periodic large transactions, among other things. Management believes that PRISM license revenues have also been adversely affected by the introduction of the Protean product line, which utilized sales and marketing resources which otherwise would have been devoted to the PRISM product line. To address these issues, Marcam Solutions intends to refocus its sales and marketing efforts on opportunities to license additional products to existing PRISM customers and to license PRISM products to new mid-size process manufacturing customers.

     Avantis products are licensed both as stand-alone solutions and as part of a broader ERP solution. Avantis license revenues have been declining slightly as sales of Avantis.Pro licenses have not offset reductions in the AS/ 400-based host offerings. Management believes that the introduction of enhanced versions of the Avantis.Pro products designed to make them more competitive will create opportunities to increase license revenues.

     Services Revenues. Services revenues are derived from the sale of product support, implementation and consulting services. Services revenues were $76.0 million for the year ended September 30, 1996 and $32.6 million for the six months ended March 31, 1997.

     Product support is offered to licensed customers generally based on agreements that are billed annually, with revenue recognized on a pro rata basis during the contract period. Support revenues result from the installed base of customers who contract for product support services. Support revenues thus are dependent over the long-term on new licenses of products. During the last six quarters, support revenues have been relatively constant as new customers' installations have offset modest attrition in the installed base.

     Other services include assisting customer implementation of licensed software, providing custom programming and systems integration services, and providing educational material and instruction in the use of licensed software. Services revenues for implementation and consulting are recognized as the services are provided. These service revenues are closely related to license revenues and thus have declined in recent periods in concert with the decline in license revenues. Management expects these service revenues to continue to fluctuate in direct relation with license revenues.

     In addition, the decline in services revenues in the fourth fiscal quarter of 1996 reflected the divestiture of Foresight.

     Cost of License Revenues. Cost of license revenues consists of amortization of capitalized software development and translation costs and product royalties. The most significant portion is amortization, which has been relatively constant during the last six quarters. Product royalties result when Marcam Solutions licenses from its solution partners certain complementary software products which are integrated into Marcam Solution's product offerings. When a solution partner product is licensed to a customer, Marcam Solutions pays a royalty to the solution partner. Product royalties thus vary in direct relation to the third party content of license revenues.

     Cost of Services Revenues. Cost of services revenues consists primarily of personnel costs related to Marcam Solutions support operations. Cost of services revenues varies depending on the mix of services revenues between product support and other services. Cost of product support tends to be relatively constant, and the cost of other services tends to vary in concert with service revenue. The cost of services revenues generally declined during the last six quarters reflecting the decrease in services revenues and, beginning in the fourth fiscal quarter of 1996, the divestiture of Foresight.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and commissions for sales and marketing personnel and commissions paid to affiliates. Marcam Solutions markets its products and services primarily through a direct sales force in North America and major European markets, and both directly and indirectly through affiliates in other parts of the world. Affiliates earn sales commissions based on license revenues generated. Due to the relatively large portion of these expenses attributable to Marcam Solutions' direct sales and marketing activities, these expenses are relatively fixed and, consequently, are expected to fluctuate as a percentage of revenue as a result of fluctuations in revenues. Marcam Solutions' customers are often large multinational organizations that require significant resources. In 1996, Marcam Solutions converted its direct sales operations in Latin America and Asia Pacific to affiliate channels. However, management has chosen to maintain a sales and marketing infrastructure in other major markets in order to be positioned for growth. As a result of these actions and lower than expected license revenues, these expenses have represented a relatively high percentage of license revenues during the last six quarters.

     Product Development. Product development expense includes the cost to research, design, test and document Marcam Solutions' software products, including the translation into various foreign languages. Gross research and development expenditures in 1996 and the first six months of 1997 were $27.1 million and $13.6 million, respectively. The amounts of software development cost capitalized were $5.8 million and $2.9 million for the same periods, respectively. The ERP application market is highly competitive, and software products must be constantly improved to be competitive. Marcam Solutions has been investing aggressively in the development of its Protean and Avantis.Pro products, and expects that significant continued investment is necessary.

     Summary. Marcam Solutions' management believes that achievement of profitability and positive cash flows from operations as soon as possible is essential. Management currently believes that a combination of cost reductions and increased revenues is necessary to achieve this result. Marcam Solutions' business and operating expense structure have been reviewed to identify opportunities for cost reductions. As a result, actions have been initiated to reduce operating expenses and to write off certain intangible assets. These actions, together with the costs associated with the Distribution, will result in a charge of approximately $22.0 million in the fiscal quarter ending June 30, 1997. Of this amount, approximately $7.5 million relates principally to reductions in staffing throughout the business except the Protean and Avantis development organizations, and the closing of certain European facilities. An additional $12.0 million of this charge relates to the write-off of the capitalized software development costs relating to the Protean and Avantis.Pro product lines. This write-off resulted from lower than expected revenue from these product lines during fiscal 1997 and the continuing uncertainty regarding market acceptance of, and significant revenue generation from, these product lines in the near future. Marcam Solutions believes the introduction of enhanced versions of its Protean and Avantis.Pro products will provide it with more competitive offerings, which it currently expects will generate increasing revenues over the longer term. Further, the currently anticipated costs associated with the Distribution are $2.5 million.

     In addition to the cost reduction actions, Marcam Solutions has undertaken a number of actions designed to increase revenues, including introducing enhanced versions of its Protean and Avantis.Pro products designed to make them more competitive and refocusing its sales and marketing efforts on the PRISM product line. Management currently believes that significant increases in Protean license revenues are required to offset the costs of maintaining the distribution channel and development activities relating to the Protean product line. There can be no assurances, however, that these actions will result in increased revenues or that, when combined with cost reductions, will result in Marcam Solutions' achieving profitability or positive cash flows from operations. Failure to achieve profitability or positive cash flows from operations would materially and adversely affect Marcam Solutions' financial condition.

     Liquidity and Capital Resources. On a pro forma basis, Marcam Solutions has incurred net losses of $46.9 million and $18.7 million for the fiscal year ended September 30, 1996 and the six months ended March 31, 1997, respectively. At March 31, 1997, on a pro forma basis, Marcam Solutions' accumulated deficit was $19.4 million. It is currently expected that quarterly net losses will continue through at least the first quarter of fiscal 1998 (which ends on December 31, 1997). There can be no assurance that Marcam Solutions will be profitable thereafter or that profitability, if achieved, will be sustained. In order to support the anticipated growth of its business, Marcam Solutions expects to continue to invest in its marketing and sales and product development activities. Marcam Solutions' expenses for these and other activities are based in significant part on its expectations regarding future revenues and are fixed to a large extent in the short term. Marcam Solutions may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfalls.

     Marcam Solutions has used cash during fiscal years 1996 and 1997 to fund strategic investments, in particular substantial expenditures for marketing and selling activities and for new product development, and operating losses. During the remainder of 1997 and 1998, Marcam Solutions currently intends to make similar investments. In addition, Marcam Solutions currently expects to use approximately $9.0 million in cash to fund the restructuring actions to be taken in the third quarter of 1997 and the costs of the Distribution. Marcam Solutions' objective is to fund these investments, restructuring actions and costs and any losses primarily with cash from improved operations, any available cash transferred to Marcam Solutions by Marcam and proceeds from payment of the Note. Marcam Solutions' ability to generate cash from operations depends upon, among other things, revenue growth, completion and market acceptance of its Protean and Avantis.Pro products, improvements in operating productivity, and payment terms and collection of accounts receivable. There can be no assurance that Marcam Solutions' operations will generate sufficient cash to finance its activities. Until operations improve to meet its cash requirements, Marcam Solutions will need to rely on existing cash resources and payments on the Note.

     Marcam currently intends to repay the Note with a portion of the net proceeds from an underwritten public offering of the common stock of MAPICS (the "Proposed MAPICS Public Offering") or a debt financing which would be consummated in lieu of or in combination with the Proposed MAPICS Public Offering (the "Proposed Debt Financing"). On April 30, 1997, Marcam filed a Registration Statement on Form S-3 with the Commission relating to the Proposed MAPICS Public Offering. The Proposed MAPICS Public Offering is conditioned upon the completion of the Distribution and will not occur until after the Distribution, if at all. Marcam is also currently negotiating with a number of lenders regarding the Proposed Debt Financing. There can be no assurance that the Proposed MAPICS Public Offering, the Proposed Debt Financing or a combination thereof will be completed. If neither the Proposed MAPICS Public Offering nor the Proposed Debt Financing is completed, MAPICS will be required to repay the Note from its other cash resources, including cash generated from operations and borrowings under its revolving credit facility. Absent the Proposed MAPICS Public Offering, the Proposed Debt Financing or a combination thereof, there can be no assurance that MAPICS will have sufficient cash resources to make the scheduled payments on the Note on a timely basis or that such payments will satisfy Marcam Solutions' cash requirements. Under such circumstances, MAPICS and Marcam Solutions would be required to borrow money to satisfy all or a portion of their cash requirements. MAPICS' failure to make the payments on the Note as scheduled would have a material adverse effect on the financial condition of Marcam Solutions. After the Distribution is completed, MAPICS will not be obligated to provide Marcam Solutions with any additional funding other than through the payment of the Note. See "The Distribution Proposal--The Asset Transfers."

     Marcam Solutions currently anticipates that cash from operations, its available cash and payments on the Note will be sufficient to fund its operations and other cash needs through at least fiscal year 1998. If, however, such sources prove insufficient, Marcam Solutions will be required to make changes in operations or seek additional debt or equity financing. Marcam Solutions currently believes that, after completion of the Distribution, its borrowing capacity will be limited to revolving lines of credit with borrowing availability based on qualifying accounts receivable. There can be no assurances that such a revolving line of credit or any other additional debt or equity financing will be available or available on terms acceptable to Marcam Solutions. The continued occurrence of operating losses by Marcam Solutions or the failure of MAPICS to make timely payments under the Note would have a material adverse effect on Marcam Solutions' business, financial condition and results of operations.